Exhibit 99.1

francesca’s® Exceeds Previous Guidance with Full Year EPS of $1.09, a 20% Increase Versus the Prior Year

•	Fourth quarter net sales increase 9% to $146.3 million
•	Fourth quarter diluted earnings per share were $0.39, an 11% increase versus the prior year

HOUSTON, TEXAS — March 21, 2017 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the fourth quarter and fiscal year ended January 28, 2017.

Steve Lawrence, President and CEO, stated, “We are pleased to deliver fourth quarter earnings per share above the high-end of our guidance and flat comparable sales. These comp results were achieved in a challenging retail environment where we were up against an 11% comparable sales increase in the fourth quarter of last year. We worked hard to improve our inventory management and ended the year with total inventories down 24% versus the prior year. This decrease was driven by disciplined receipt flows during the quarter coupled with both markdowns and mark-out-of-stock charges taken at year-end to ensure a clean transition into 2017. Looking ahead, we remain intently focused on invigorating the merchandise assortment, improving inventory management to ensure we maintain a consistent flow of new receipts, optimizing our real estate portfolio, creating an exceptional and personalized guest experience, and growing our ecommerce business. We will also continue to make strategic investments to ensure we have the infrastructure in place to achieve our long term growth objectives.’’

FOURTH QUARTER RESULTS

Net sales increased 9% to $146.3 million from $134.6 million in the comparable prior year quarter. This increase was due to the addition of 55 net new boutiques since the prior year period and a 42% increase in ecommerce sales driven by increased website traffic and conversion rate. Comparable sales were flat compared to the same period last year as the increase in average transaction value offset the decrease in transactions. The Company opened five new boutiques and closed three boutiques during the quarter, bringing the total count to 671 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 46.4% from 49.1% in the prior year quarter. This unfavorable variance was principally due to the Company’s strategic move to take accelerated markdowns in January, which included marking some merchandise out-of-stock at the end of the year, in order to enter fiscal year 2017 with clean inventories.

Selling, general and administrative expenses increased 6% to $44.3 million from $42.0 million in the prior year quarter. This increase was primarily due to higher boutique and corporate payroll to support the larger boutique base as well as increases in marketing and software costs, partially offset by lower impairment charges. The increase in marketing expense was due to the implementation of new marketing initiatives, while the higher software costs were due to continuing investments in technology and infrastructure.

Income from operations was $23.6 million, or 16.1% of net sales, compared to $24.2 million, or 18.0% of net sales, in the prior year quarter.

Net income for the fourth quarter was $14.6 million, or $0.39 diluted earnings per share, compared to $14.7 million, or $0.35 diluted earnings per share, in the comparable prior year period.

FULL YEAR RESULTS

Net sales increased 11% to $487.2 million from $439.4 million in the comparable prior year. This increase was due a 2% increase in comparable sales as well as the addition of 55 net new boutiques since the prior year end. Ecommerce sales increased 42% driven by increased website traffic and conversion rate.

During fiscal year 2016, the Company opened 64 new boutiques and closed nine boutiques compared to 83 new boutiques opened and six boutiques closed in fiscal year 2015.

Net income for fiscal year 2016 totaled $42.0 million, or $1.09 diluted earnings per share, compared to $38.2 million, or $0.91 diluted earnings per share, in the prior year. Our results for fiscal year 2016 include a $2.0 million, or $0.03 per diluted share, net benefit associated with the previously announced resignation of the Company’s former Chairman, President and CEO.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $53.2 million compared to $56.2 million at the end of the comparable prior year quarter. During the fourth quarter, the Company repurchased 298,000 shares of its common stock at a cost of $5.2 million, bringing the Company’s total year-to-date repurchases to 3,804,000 shares at a cost of $53.2 million.

The Company ended the quarter with $24.0 million of inventory on hand compared to $31.5 million at the end of the comparable prior year period. Average ending inventory per boutique decreased by 30% (14% decrease on a two-year stack basis) versus the comparable prior year period principally due to improved inventory management.

FIRST QUARTER AND FISCAL YEAR 2017 GUIDANCE

For the first quarter ending April 29, 2017, net sales are expected to be in the range of $111 million to $114 million; assuming comparable sales will be in the low single digit decrease to flat range compared to the prior year increase of 2%. The Company plans to open approximately 15 new boutiques and close approximately four existing boutiques during the first quarter. Diluted earnings per share are expected to be in the range of $0.12 to $0.16.

For the fiscal year ending February 3, 2018, net sales are expected to be in the range of $527 million to $543 million; assuming a flat to low-single digit increase in comparable sales compared to the prior year increase of 2%. The Company expects to open approximately 60 to 65 boutiques and close approximately 10 to 15 boutiques in fiscal year 2017, compared to 64 new boutiques opened and nine boutiques closed in fiscal year 2016. Diluted earnings per share are expected to be in the range of $1.11 to $1.21 compared to the prior year of $1.09. The number of average diluted shares for the full year assumed in guidance is 37.4 million shares. The effective tax rate is estimated to be 38%.

Capital expenditures for fiscal year 2017 are expected to be in the range of $28 million to $33 million.

Conference Call Information

A conference call to discuss the fourth quarter and fiscal year 2016 results is scheduled for March 21, 2017, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until March 28, 2017. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 4604086. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on March 25, 2016, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended January 28, 2017 that we will file with the SEC, and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 671 boutiques in 48 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	January 28, 2017		January 30, 2016		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$146,345	100.0%	$134,605	100.0%	$11,740	9%	-
Cost of goods sold and occupancy costs	78,412	53.6%	68,468	50.9%	9,944	15%	270
Gross profit	67,933	46.4%	66,137	49.1%	1,796	3%	(270)
Selling, general and administrative expenses	44,349	30.3%	41,965	31.2%	2,384	6%	(90)
Income from operations	23,584	16.1%	24,172	18.0%	(588)	(2)%	(190)
Interest expense	(111)	(0.1)%	(113)	(0.1)%	2	(2)%	-
Other income (expense)	29	0.0%	(60)	0.0%	89	148%	-
Income before income tax expense	23,502	16.1%	23,999	17.8%	(497)	(2)%	(170)
Income tax expense	8,867	6.1%	9,343	6.9%	(476)	(5)%	(80)
Net income	$14,635	10.0%	$14,656	10.9%	$(21)	0%	(90)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.39	$0.35
Weighted average diluted share count	37,383	41,391

Comparable sales change	0%	11%

	Fiscal Year Ended
	January 28, 2017		January 30, 2016		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	Basis Points
Net sales	$487,188	100.0%	$439,377	100.0%	$47,811	11%	-
Cost of goods sold and occupancy costs	258,561	53.1%	229,673	52.3%	28,888	13%	80
Gross profit	228,627	46.9%	209,704	47.7%	18,923	9%	(80)
Selling, general and administrative expenses	160,702	33.0%	147,387	33.5%	13,315	9%	(50)
Income from operations	67,925	13.9%	62,317	14.2%	5,608	9%	(30)
Interest expense	(464)	(0.1)%	(457)	(0.1)%	(7)	(2)%	-
Other income (expense)	147	0.0%	(151)	0.0%	298	197%	-
Income before income tax expense	67,608	13.9%	61,709	14.0%	5,899	10%	(10)
Income tax expense	25,607	5.3%	23,557	5.4%	2,050	9%	(10)
Net income	$42,001	8.6%	$38,152	8.7%	$3,849	10%	(10)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$1.09	$0.91
Weighted average diluted share count	38,551	42,117

Comparable sales change	2%	3%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	January 28,	January 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$53,202	$56,224
Accounts receivable	5,605	9,580
Inventories	23,958	31,541
Deferred income taxes	8,487	6,411
Prepaid expenses and other current assets	8,823	7,013
Total current assets	100,075	110,769
Property and equipment, net	80,484	77,894
Deferred income taxes	6,978	3,847
Other assets, net	2,056	1,067
TOTAL ASSETS	$189,593	$193,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,205	$14,305
Accrued liabilities	25,761	16,328
Total current liabilities	34,966	30,633
Landlord incentives and deferred rent	38,092	36,552
Total liabilities	73,058	67,185
Commitments and contingencies
Stockholders’ equity:
Common stock-$.01 par value, 80.0 million shares authorized, 46.1 million and 45.9 million shares issued as of January 28, 2017 and January 30, 2016, respectively.	461	459
Additional paid-in capital	109,008	107,693
Retained earnings	143,557	101,556
Treasury stock, at cost – 8.5 million and 4.8 million shares held at January 28, 2017 and January 30, 2016, respectively.	(136,491)	(83,316)
Total stockholders’ equity	116,535	126,392
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$189,593	$193,577

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended
	January 28,	January 30,	January 31,
	2017	2016	2015
Cash Flows Provided by Operating Activities:
Net income	$42,001	$38,152	$32,108
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,337	16,816	13,151
Stock-based compensation expense	1,016	2,932	2,668
Excess tax benefit from stock-based compensation	(34)	(236)	(309)
Impairment charges	141	790	2,470
Loss on disposal of assets	407	487	364
Amortization of debt issuance costs	245	245	245
Deferred income taxes	(5,411)	(3,226)	(1,600)
Changes in assets and liabilities:
Accounts receivable	3,975	2,935	(2,986)
Inventories	7,583	(7,740)	813
Prepaid expenses and other assets	(3,160)	(524)	373
Accounts payable	(4,936)	4,137	(363)
Accrued liabilities	9,467	4,424	2,081
Landlord incentives and deferred rent	1,540	3,675	5,429
Net cash provided by operating activities	72,171	62,867	54,444

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(21,852)	(24,276)	(24,255)
Other	8	12	13
Net cash used in investing activities	(21,844)	(24,264)	(24,242)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(53,853)	(22,185)	(5,270)
Proceeds from the exercise of stock options	512	499	1,332
Excess tax benefit from stock-based compensation	34	236	309
Taxes paid related to net settlement of equity awards	(42)	-	-
Repayment of borrowings under the revolving credit facility	-	-	(25,000)
Net cash used in financing activities	(53,349)	(21,450)	(28,629)

Net increase in cash and cash equivalents	(3,022)	17,153	1,573
Cash and cash equivalents, beginning of year	56,224	39,071	37,498
Cash and cash equivalents, end of year	$53,202	$56,224	$39,071

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$19,324	$23,958	$24,088
Interest paid	$192	$190	$388

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	January 28, 2017		January 30, 2016		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel	$60,677	41.5%	$53,434	39.7%	$7,243	14%
Jewelry	34,069	23.3%	29,658	22.0%	4,411	15%
Accessories	24,865	17.0%	24,283	18.0%	582	2%
Gifts	25,834	17.6%	26,615	19.8%	(781)	(3)%
Merchandise sales	145,445	99.4%	133,990	99.5%	11,455	9%
Others(1)	900	0.6%	615	0.5%	285	46%
Net sales	$146,345	100.0%	$134,605	100.0%	$11,740	9%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2016	FY 2015	FY 2014
Q1	2%	(2)%	(7)%
Q2	0%	(4)%	(7)%
Q3	7%	4%	(6)%
Q4	0%	11%	1%
Fiscal year	2%	3%	(5)%

Boutique Count

	Fiscal Year Ended January 28, 2017	Fiscal Year Ended January 30, 2016	Fiscal Year Ended January 31, 2015
Number of boutiques open at the beginning of period	616	539	451
Boutiques opened	64	83	88
Boutiques closed	(9)	(6)	-
Number of boutiques open at the end of period	671	616	539